PROSPECTUS SUPPLEMENT NO. 14                   Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated January 23, 2004)    Registration Statement No. 333-108544



                            SEALED AIR CORPORATION

                       6,160,708 SHARES OF COMMON STOCK

         This prospectus supplement relates to the offer and sale from time to time of up to 6,160,708 shares of common stock, $0.10 par value per share, of Sealed Air Corporation, a Delaware corporation, by the selling stockholders named in the prospectus dated January 23, 2004, as supplemented, and in this prospectus supplement. This prospectus supplement may only be delivered or used in connection with our prospectus dated January 23, 2004. Our common stock is traded on the New York Stock Exchange under the symbol "SEE."

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 PROSPECTUS SUPPLEMENT DATED JANUARY 27, 2005

         The information appearing in the following table supplements or supersedes in part the information in the table under the caption "Selling Stockholders," beginning on page 9 in our prospectus and was provided by or on behalf of the selling stockholders.


                                                 COMMON STOCK                             COMMON STOCK TO BE
                                                 BENEFICIALLY           COMMON STOCK       BENEFICIALLY OWNED   PERCENTAGE OF
                                                 OWNED AS OF           OFFERED IN THIS        AFTER THIS         ALL COMMON
                    NAME                      JANUARY 26, 2005 (1)      PROSPECTUS (1)        OFFERING (1)        STOCK (2)
                    ----                      --------------------     ---------------    --------------------   ------------


Acacia Life Insurance Company                         5,571                  5,571                --                  --
ACIG Insurance Company (3)                            5,857                  5,857                --                  --
Advantage Convertible Securities Fund (3)             6,428                  6,428                --                  --
Alcon (401)K Retirement Plan (3)                     21,428                 21,428                --                  --
American Community Mutual Insurance Company           2,428                  2,428                --                  --
American Fidelity Assurance Company                  12,142                 12,142                --                  --
American Founders Life Insurance Company (3)          8,571                  8,571                --                  --
Amerisure Mutual Insurance Company (3)               25,642                 25,642                --                  --
BCS Life Insurance Company (3)                        8,857                  8,857                --                  --
BTOP Multi-Strategy Master Portfolio Ltd.           107,142                107,142                --                  --
California State Auto Association (3)                56,428                 56,428                --                  --
Catholic Family Life Insurance Company                6,857                  6,857                --                  --
Catholic Mutual Relief Society of America             5,714                  5,714                --                  --
Catholic Relief Insurance Company of
    America (3)                                      11,428                 11,428                --                  --
Century National Insurance Company
    Investment Grade (3)                             23,571                 23,571                --                  --
Chrysler Insurance Company                           22,857                 22,857                --                  --
CSA Fraternal Life Ins. Co.                             714                    714                --                  --
Cumberland Insurance Company                          1,428                  1,428                --                  --
Cumberland Mutual Fire Ins. Co.                      11,428                 11,428                --                  --
Employees Retirement of N.O. Sewerage &
    Water Board (3)                                  10,714                 10,714                --                  --
Federated Rural Electric Insurance Exchange (3)       8,571                  8,571                --                  --
Founders Insurance Company (3)                        1,528                  1,528                --                  --
Grange Mutual Casualty Insurance Company              5,428                  5,428                --                  --
Growing Oak, L.P.                                     4,999                  4,999                --                  --
Indiana Lumbermens Mutual Insurance Company
    (3)                                               8,571                  8,571                --                  --
Inner Harbor Corporation (3)                          7,142                  7,142                --                  --
Institutional Benchmarks Master Fund Ltd.
    (3)                                              35,714                 35,714                --                  --
Integrity Mutual Insurance Company                    2,714                  2,714                --                  --
Koch Industries Inc. Master Pension Trust
    (3)                                               7,428                  7,428                --                  --
Loyal Christian Benefit Association                   3,571                  3,571                --                  --
Medico Life Insurance Company                        12,142                 12,142                --                  --
Medmarc Insurance Company (3)                         8,999                  8,999                --                  --
MFS Total Return Fund A Series of Series
    Trust V                                          49,999                 49,999                --                  --
Mutual Protective Insurance Company (3)              13,571                 13,571                --                  --
NCMIC                                                 7,857                  7,857                --                  --
New Era Life Insurance Company                        4,999                  4,999                --                  --
Pennington Biomedical Research Foundation
    (3)                                               1,142                  1,142                --                  --
Physicians Life Insurance Company                    20,714                 20,714                --                  --
Physicians Mutual Insurance Company                   5,714                  5,714                --                  --
Premera Blue Cross                                   51,428                 51,428                --                  --
San Francisco Employee's Retirement System
    (3)                                              36,428                 36,428                --                  --
Scor Life Re                                         10,428                 10,428                --                  --
Stonebridge Life Insurance                            7,142                  7,142                --                  --
The Doctors Company (3)                              14,285                 14,285                --                  --
Transamerica Insurance Co. of Iowa                    7,142                  7,142                --                  --
Transamerica Life Insurance and Annuities
    Corp.                                           107,142                107,142                --                  --
United National Insurance Company (3)                13,571                 13,571                --                  --
Vanguard Convertible Securities Fund, Inc. (4)      226,428                226,428                --                  --
Virginia Retirement System                           29,999                 29,999                --                  --
World Insurance                                       4,285                  4,285                --                  --
Zazove Hedged Convertible Fund L.P (3).              64,285                 64,285                --                  --
Zazove Income Fund L.P. (3)                          21,428                 21,428                --                  --
                                    TOTAL (5)     6,160,708              6,160,708                --                  --

________________

1. For each selling stockholder, this number represents the number of shares of common stock that would be beneficially owned by such selling stockholder after the conversion of the Notes beneficially owned by such selling stockholder as of January 26, 2005, assumes that the selling stockholders will sell all shares of common stock offered by them under this prospectus, and further assumes that all of the Notes have been converted.

2. For each selling stockholder, this number represents the percentage of common stock that would be owned by such selling stockholder after completion of the offering, based on the number of shares of common stock outstanding as of January 26, 2005 and assuming all the Notes beneficially owned by such selling stockholder as of January 26, 2005, have been converted.

3. We have been advised that Mr. Gene T. Pretti may be deemed the beneficial owner of these shares by virtue of his voting control of Zazove Associates, LLC, which has voting control and investment discretion with respect to these shares.

4. We have been advised that Mr. Lawrence Keele may be deemed the beneficial owner of these shares by virtue of his voting control of Oaktree Capital Management, LLC, which has voting control and investment discretion with respect to these shares.

5. Assumes conversion of 100% of the outstanding Notes (without giving effect to any capital adjustments). We note that the aggregate number of shares of common stock requested to be registered by the selling stockholders is greater than the total number of shares initially issuable upon conversion of 100% of the outstanding Notes. This may be due in part to sales or other transfers of Notes among the selling stockholders in which the person acquiring the Notes submits a request to register shares of common stock which were previously registered by the person who sold the Notes.